EXHIBIT 99.1


On October 12, 2004, the Registrant issued the following news release:

       "AMERICAN OIL & GAS PROVIDES UPDATE ON BIG SKY AND KREJCI PROJECTS

     DENVER - American Oil and Gas, Inc. (OTC Bulletin Board: "AOGI") today announced that with the successful drilling and completion of the Matador 1-13H well (13.3% working interest), the Obergfell Trust well (1.67% WI) and the Avenger 1-12H (6.48% WI), American now owns an interest in six gross (approximately .24 net) producing wells at the Big Sky Project in Richland County, Montana. American's average net daily oil production from the field increased to approximately 80 barrels per day for the month of September 2004. Based on current expectations, American remains on track to participate in four additional wells here by year-end 2004.

     The Big Sky project consists of approximately 17,000 gross acres targeting the 10,500 feet deep Bakken formation on the western flank of the Williston Basin. American's working interest in this acreage ranges from less than 1% to just over 13%. American expects to participate in a total of 52 wells over a planned 36 month development period. The Big Sky project is being developed utilizing modern horizontal drilling and hydraulic fracture stimulation procedures.

     At American's Krejci project in Wyoming, a private company with whom American signed an agreement this summer (see July 9, 2004 news release for details), has recently initiated drilling operations on the first well. Drilling, completion and initial testing of the well is anticipated to take several weeks, after which extended production testing is likely if commercial quantities of oil are indicated. The private company is funding the full cost of this well and owns a 100% WI. American would retain working interests ranging from 31.25% to 50% in up to five offset wells, if there are any, resulting from the drilling of the first well.

     The Krejci Oil Project consists of approximately 39,000 gross acres on the southeastern edge of the Powder River basin in Wyoming. American owns a 50% working interest in the acreage, subject to the agreement with the private company that enables the private company to drill up to 48 wells for its own interests and to participate for 18.75% of American's working interest in wells drilled by American. American has retained the right to participate for 18.75% in any wells drilled by the private company.

     "In total, results from our Big Sky project continue to provide us with steadily increasing production and cash flow as we are just six wells into our planned program" said Andy Calerich, President of American Oil & Gas, Inc. "With respect to our Krejci project, we have structured our agreement in such a way that we can minimize our risk and financial exposure until the private company's actual drilling results support the decision for us to participate or drill wells on our own. It's important to understand that it may take several wells employing various drilling and completion techniques and requiring extended production testing, before the potential of this project is fully understood. Obviously, it is exciting to have drilling operations underway."

     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about the Company can be found at the Company's website: www.americanoilandgasinc.com.

                                      # # #

     This release and the Company's website referenced in this release contains forward-looking statements regarding American Oil and Gas, Inc.'s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector in which securities prices are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity."